AEGIS VALUE FUND, INC.

                       CODE OF ETHICS FOR SENIOR OFFICERS

INTRODUCTION

      Section 406 of the Sarbanes-Oxley Act of 2002 directed the Securities and Exchange Commission (the "SEC") to adopt rules requiring companies to disclose whether or not they have adopted a code of ethics for senior financial officers, and if not, why not. The SEC has adopted rules requiring registered investment companies to make such disclosures. These rules extend the coverage of this requirement to chief executive officers, as well as senior financial officers, and require disclosure of waivers or substantive changes in any code. This Code of Ethics (this "Code") is intended to address these new requirements, and is different in nature and scope from the code of ethics that was previously adopted as required under Section 17(j) of the Investment Company Act of 1940, as amended (the "1940 Act") and Rule 17j-1 thereunder, which focuses on personal trading activities.

POLICY STATEMENT

      It is the policy of Aegis Value Fund, Inc. (the "Fund") to conduct its affairs in accordance with all applicable laws and governmental rules and regulations. This Code has been adopted by the Fund's Board of Directors (the "Board") and applies to the persons appointed by the Board as Chief Executive Officer, Principal Financial Officer and any persons performing similar functions, all as identified in Exhibit A, as modified from time to time ("Covered Officers"). This Code is designed to deter wrongdoing and promote:

      o honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

      o full, fair, accurate, timely and understandable disclosure in the reports and documents the Fund files with, or submits to, the SEC and in other public communications made by the Fund;

      o     compliance with applicable governmental laws, rules and regulations;

      o prompt internal reporting to the appropriate person of violations of this Code; and

      o     accountability for adherence to this Code.

      This Code covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out the following basic principles to guide Covered Officers. Covered Officers shall:

      o act with integrity, including being honest and candid while still maintaining the confidentiality of information where required by law or the Fund's policies;

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      o     observe both the form and spirit of laws and governmental rules and regulations, and accounting standards;

      o     adhere to high standards of business ethics; and

      o in general, place the interests of the Fund and its shareholders before the Covered Officer's own personal interests.

      All activities of Covered Officers should be guided by and adhere to these fiduciary standards. Covered Officers should not hesitate to use available resources whenever it is desirable to seek clarification. Covered Officers are encouraged to consult with the Fund's chief legal officer or, if none, legal counsel to the Fund ("Legal Counsel"), or other appropriate resources, when in doubt about the best course of action in a particular situation.

CONFLICTS OF INTEREST

      Covered Officers should handle ethically actual and apparent conflicts of interest. A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interests of, or his service to, the Fund. For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his position with the Fund. Certain conflicts of interests arise out of the relationships between Covered Officers and the Fund that already are subject to conflict of interest provisions in the 1940 Act and the Investment Advisers Act of 1940. For example, Covered Officers may not individually engage in certain transactions with the Fund (such as the purchase or sale of securities or other property) because of their status as "affiliated persons" of the Fund. The compliance programs and procedures of the Fund and the Adviser are designed to prevent, or to identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace those programs and procedures, and such conflicts fall outside of the parameters of this Code.

      Actual or apparent conflicts may arise from, or as a result of, the contractual relationship between the Fund and the Adviser (or other service provider, e.g., administrator) of which the Covered Officers are also officers or employees. It is recognized by the Board that the Covered Officers will, in the normal course of their duties, be involved in establishing policies and implementing decisions that will have different effects on the Adviser and the Fund. The Board recognizes that the participation of the Covered Officers in such activities is inherent in the contractual relationship between the Fund and the Adviser, and is consistent with the Board's understanding of the performance by the Covered Officers of their duties as officers of the Fund. Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically. In addition, it is recognized by the Board that the Covered Officers may also be officers or employees of one or more other investment companies covered by this or other codes.

      Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Fund.


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      Each Covered Officer shall:

      o use reasonable efforts to avoid conflicts of interest wherever possible;

      o not use his or her personal influence or personal relationships to influence investment decisions or financial reporting by the Fund whereby the Covered Officer would benefit personally to the detriment of the Fund;

      o report at least annually any personal, business or professional relationships or dealings of a material nature which would reasonably be expected to impair his or her independence of judgment or adversely affect the performance of his or her duties in the best interests of the Fund and its shareholders;

      o not cause the Fund to take action, or fail to take action, for the personal benefit of the Covered Officer rather than the benefit the Fund; and

      o not use material non-public knowledge of portfolio transactions made or contemplated for the Fund to trade personally or cause others to trade personally in contemplation of the market effect of such transactions.

      Conflicts of interest may not always be evident and Covered Officers should consult with Legal Counsel if they are uncertain about any situation. Examples of possible conflicts of interest which, if material, should always be discussed with the General Counsel or other senior legal officer include:

      o     service as a director on the board of any public company;

      o     the receipt of any gifts valued in excess of $200.00;

      o the receipt of any entertainment from any company with which the Fund has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

      o any ownership interest in, or any consulting or employment relationship with, any of the Fund's service providers, other than its investment advisor, principal underwriter, administrator or any affiliated person thereof;


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      o     a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Fund for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer's employment, such as compensation or equity ownership.

ACCURACY OF REPORTS, RECORDS AND ACCOUNTS

      All Covered Officers are responsible for the accuracy of the records and reports that they are responsible for maintaining to enable the Fund to provide full, fair and accurate financial information and other disclosure to regulators and Fund shareholders. Accurate information is essential to the Fund's ability to meet legal and regulatory obligations. The books and records of the Fund shall accurately reflect the true nature of the transactions they record in accordance with applicable law, generally accepted accounting principles and Fund policies. The Covered Officers must not create false or misleading documents or accounting, financial or electronic records for any purpose, and must not direct any other person to do so. If a Covered Officer becomes aware that information filed with the SEC, or state regulatory authority, or made available to the public contains any false or misleading information or omits to disclose necessary information, he shall promptly report it to Legal Counsel for a determination as to what, if any, corrective action is necessary or appropriate.

      No undisclosed or unrecorded account or fund shall be established for any purpose. No false or misleading entries shall be made in the Fund's books or records for any reason. No disbursement of Fund assets shall be made without adequate supporting documentation or for any purpose other than as described in the Fund's documents or contracts.

FUNDS DISCLOSURE CONTROLS AND PROCEDURES

      Each Covered Officer shall be familiar, and comply, with the disclosure controls and procedures generally applicable to the Fund. In addition, each Covered Officer having direct or supervisory authority regarding SEC filings or the Fund's other public communications should, to the extent appropriate within his area of responsibility, consult with other Fund officers and take other appropriate steps regarding these disclosures with the goal of making full, fair, accurate, timely and understandable disclosure.

      Each Covered Officer shall:

      o familiarize himself or herself with the disclosure requirements generally applicable to the Fund as well as the business and financial operations of the Fund;

      o ensure that reasonable steps are taken within his or her areas of responsibility to promote full, fair, accurate, timely and understable disclosure in all regulatory filings, as well as when communicating with the Fund's shareholders or the general public, in accordance with applicable law;


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      o     consistent with his or her responsibilities, exercise appropriate supervision over and assist relevant Fund service providers in developing financial information and other disclosure that complies with relevant law and presents information in a clear, comprehensible and complete manner; and

      o not knowingly misrepresent, conceal or omit required disclosures of, or cause others to do the same, facts about the Fund, whether to persons within or outside the Fund, including to the members of the Board, outside counsel, independent auditors and governmental regulators.

      o promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

REPORTING AND RECORDKEEPING

      Reporting

      Each Covered Officer shall:

      o upon receipt of the Code or upon becoming a Covered Officer, sign and submit an Initial Acknowledgement (form attached) confirming that he/she has received, read and understands the Code;

      o annually, sign and submit an Annual Acknowledgement (form attached) confirming that he or she has complied with the requirements of the Code;

      o not retaliate against any Covered Officer or other person for making reports of violations in good faith; and

      o notify Legal Counsel of any actual or potential violation of this Code, whether the violation or potential violation was committed by the Covered Officer personally or by another Covered Officer. Failure to do so is itself a violation of this Code. The Fund will not retaliate against any Covered Officer for making reports of violations in good faith, but will not be precluded from taking appropriate disciplinary action for the violations themselves.

      The General Counsel or other designated senior legal officer of the Fund's investment advisor is authorized to apply this Code to situations presented to it and has the authority to interpret this Code in any particular situation. Legal Counsel shall take all action it considers appropriate to investigate any actual or potential violations reported to it.

      The Fund will follow these procedures in investigating and enforcing this
Code:

      o the General Counsel or other designated senior legal officer will take all appropriate action to investigate any potential violations reported to him;


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      o     if, after such investigation, the General Counsel believes that no violation has occurred, the General Counsel is not required to take any further action;

      o any violation that the General Counsel believes is a violation will be reported to the Audit Committee of the Board;

      o if the Audit Committee concurs that a violation has occurred, it will inform the Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the investment advisor or its board; or a recommendation to dismiss the Covered Officer;

      o     the Board will be responsible for granting waivers, as appropriate;
            and

      o any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

      Recordkeeping

      The Fund will maintain and preserve for a period of not less than six (6) years from the date such action is taken, the first two (2) years in an easily accessible place, a copy of the information or materials supplied to the Board:
(i) that provided the basis for any amendment or waiver to this Code, and (ii) relating to any violation of the Code and sanctions imposed for such violation, together with a written record of the approval or action taken by the Board.

WAIVERS OF PROVISIONS OF THE CODE

      A waiver of any provision of the Code shall be requested whenever there is a reasonable likelihood that a contemplated action will violate the Code. A "waiver" is defined as the approval by the Fund of a material departure from any provision of the Code.

      The process of requesting a waiver shall consist of the following steps:

      o The Covered Officer shall set forth a request for waiver in writing. The request shall describe the conduct, activity or transaction for which the Covered Officer seeks a waiver, and shall briefly explain the reason for engaging in the conduct, activity or transaction.

      o The determination with respect to the waiver shall be made in a timely fashion by Legal Counsel and submitted to the Board for review and approval.

      o The decision with respect to the waiver requested shall be documented and kept in the Fund's records for the appropriate period mandated by applicable law or regulation.

      To the extent required by applicable law, waivers (including "implicit waivers") shall be publicly disclosed on a timely basis. An "implicit waiver" is defined as the Fund's failure to take action within a reasonable period of time regarding a material departure from a provision of the Code that has been made known to the "executive officer" of the Fund. For this purpose, the "executive officer" is the Fund's President or Chief Executive Officer. If a material departure from a provision of this Code is known only by the Covered Person that has caused the material departure from the Code, the material departure from the Code will not be considered to have been made known to an executive officer of the Fund for purposes of deciding whether there has been an implicit waiver.


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DISCLOSURE

      The Fund must disclose this Code, any substantive amendments and any waivers or implicit waivers by: (i) filing with the SEC a copy of the Code, any such amendments and waivers or implicit waivers in the Fund's annual report on Form N-CSR; or (ii) posting the text of the Code, any such amendments and waivers or implicit waivers on the Fund's Internet website and disclosing in each report on Form N-CSR, its Internet address and the fact that it has posted the Code on the website; or (iii) undertaking in each report on Form N-CSR to provide to any person without charge, upon request, a copy of this Code, any such amendments and waivers or implicit waivers and explain the manner in which such request may be made.

      All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Board, General Counsel, the Fund, and its investment advisor.

OTHER POLICIES AND PROCEDURES

      This Code shall be the sole code of ethics adopted by the Fund for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Fund, the Fund's advisor, principal underwriter, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Fund's and its investment advisor's codes of ethics under Rule 17j-1 under the Investment Company Act and the advisor's more detailed policies and procedures set forth in its procedures manual are separate requirements applying to the Covered Officers and other, and are not part of this Code.

AMENDMENTS TO THE CODE

      Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Board. The Covered Officers and Legal Counsel are encouraged to recommend improvements to this Code for the consideration and approval of the Board.

INTERNAL USE

      The Code is intended solely for internal use by the Fund and does not constitute an admission, by or on behalf of the Fund, as to any fact, circumstance or legal conclusion.


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                                                                       EXHIBIT A

"Covered Officers" covered by this Code of Ethics for Senior Officers:

      William S. Berno:   President of the Fund (Chief Executive Officer)

      Scott L. Barbee:    Treasurer of the Fund (Principal Financial Officer)



      Current as of: October 31, 2007.


                                       A-1
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                             INITIAL ACKNOWLEDGEMENT

      I acknowledge that I have received and read a copy of the Code of Ethics for Senior Officers (the "Code") and that I understand it. I further acknowledge that I am responsible for understanding and complying with the policies set forth in the Code during my tenure as a Covered Officer, as defined in the Code.

      I also acknowledge my responsibility to report any violation of the Code to Legal Counsel, as defined in the Code.

      I further acknowledge that the policies contained in the Code are not intended to create any contractual rights or obligations, express or implied. I also understand that, consistent with applicable law, the Fund has the right to amend, interpret, modify or withdraw any of the provisions of the Code at any time in its sole discretion, with or without notice to the Covered Officer.

Covered Officer Name and Title: _____________________________________________
                               (please print)

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            Signature                                       Date

Please return this completed form within one week from the date of your receipt of a request to review these documents. Thank you.

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                             ANNUAL ACKNOWLEDGEMENT

      I acknowledge that I have received and read a copy of the Code of Ethics for Senior Officers (the "Code") and that I understand it. I further acknowledge that I am responsible for understanding and complying with the policies set forth in the Code during my tenure as a Covered Officer, as defined in the Code.

      I also acknowledge that I have fully complied with the terms and provisions of the Code during the period of time since the most recent Initial or Annual Acknowledgement provided by me.

      I further acknowledge that the policies contained in the Code are not intended to create any contractual rights or obligations, express or implied. I also understand that, consistent with applicable law, the Fund has the right to amend, interpret, modify or withdraw any of the provisions of the Code at any time in its sole discretion, with or without notice.


Covered Officer Name and Title: _____________________________________________
                               (please print)

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            Signature                                       Date

Please return this completed form within one week from the date of your receipt of a request to complete and return it. Thank you.